Exhibit 4.96

ADDENDUM

SERVICE AGREEMENT

SESA STERLITE LIMITED

AND

DINDAYAL JALAN

Sesa Sterlite Limited (Formerly known as Sesa Goa Limited)

Registered Office: Sesa Ghor, 20 EDC Complex, Patto, Panaji (Goa) - 403 001

T +91-832 246 0600 F +91-832 246 0690 www.sesasterlite.com

CIN: L13209GA1965PLC000044

This Addendum No. 1 to the Service Agreement dated 1st April, 2014 entered by and between Sesa Sterlite Limited (hereinafter referred to as “the Company”) and Dindayal Jalan is necessitated to incorporate the reappointment of Mr. Dindayal Jalan as a “Whole Time Director and Chief Financial Officer” of the Company for the period October 01, 2014 to September 30, 2016 on remuneration as recommended by the Managerial Remuneration Committee by its Meeting dated September 05, 2014 and approved by the shareholders vide postal ballot results declared on October 11, 2014.

NOW THEREFORE in view of the above, Mr. Dindayal Jalan, the Whole Time Director and CFO of the Company shall in consideration of his services to the Company be entitled to receive remuneration by way of salary, allowances, Bonus and perquisites as set out bclow:-

Remuneration effective from October 01, 2014

Components	Amount
Fixed Pay	Effective 1st October 2014 Fixed pay will be Rs 300 lacs to Rs 500 lacs pa (with such annual/special increments as may be decided by the Board or any Committee thereof in its absolute discretion from time to time)

Annual Bonus / Performance Pay	Upto a 150% of Fixed pay subject to achievement of performance targets. Annual Bonus scheme in line with company policy.

Stock Options	In line with Performance Share Plan scheme with value of grant upto 150% of fixed pay.

Additional HRA	Rs 9 Lacs pa or as approved by the Board or Committee from time to time will be paid till he is posted in New Delhi

Medical Reimbursement, Car Benefit & Club Membership Fees, Personal Accident/ Mediclaim Policy	As per company policy.

Minimum Remuneration	In case of absence or inadequacy of profits in any financial year, the Company shall pay Mr. DD Jalan remuneration by way of salary and perquisites as decided by the Board or any Committee thereof from time to time as minimum remuneration, with the approval of Central Government, if necessary

Sesa Sterlite Limited (Formerly known as Sesa Goa Limited)

Registered Office: Sesa Ghor, 20 EDC Complex, Patto, Panaji (Goa) - 403 001

T +91-832 246 0600 F +91-832 246 0690 www.sesasterlite.com

CIN: L13209GA1965PLC000044

All other terms and conditions of the Service Agreement dated 1st April, 2014 shall remain valid and unaltered.

The parties referred above have agreed that this Addendum No. 1 to the said Service Agreement dated 1st April, 2014 shall form an integral part of the Agreement.

IN WITNESS WHEREOF the Company has been executed on the day and year first herein above written.

Signed by the above named Whole Time Director

and CFO, MR. DD JALAN

Signed by Mr. THOMAS ALBANESE for on

behalf of Sesa Sterlite Limited

IN WITNESSES:

1.	RAJIV CHOUBEY CS & AVP Legal Sesa Sterlite Ltd.	/s/ Rajiv Choubey

2.	KAVITHA PILLAI Sesa Sterlite Ltd	/s/ Kavitha Pillai

Sesa Sterlite Limited (Formerly known as Sesa Goa Limited)

Registered Office: Sesa Ghor, 20 EDC Complex, Patto, Panaji (Goa) - 403 001

T +91-832 246 0600 F +91-832 246 0690 www.sesasterlite.com

CIN: L13209GA1965PLC000044